No. 1801348
編號

公司註冊處
COMPANIES REGISTRY

CERTIFICATE OF INCORPORATION
公司註冊證書

* * *

I hereby certify that
本人謹此證明

HONGKONG TAKUNG ASSETS AND EQUITY OF ARTWORKS EXCHANGE CO., LIMITED
香港大公文化藝術品產權交易所有限公司

is this day incorporated in Hong Kong under the Companies Ordinance
於本日根據《公司條例》(香港法例第32章)

(Chapter 32 of the Laws of Hong Kong) and that this company is limited.
在香港註冊成為有限公司。

Issued on 17 September 2012.
本證書於二〇一二年九月十七日發出。

Ms Ada L L CHUNG

Registrar of Companies
Hong Kong Special Administrative Region
香港特別行政區公司註冊處處長鍾麗玲

Note 註：
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。